Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2009 Financial Results

Highlights:

•	Q4 revenue increased to $117.8M, up 12% from year-ago quarter and 12% sequentially

•	Q4 EPS of $0.86 per diluted share, up 34% from year-ago quarter and 18% sequentially

•	Full Year revenue increase of 2% to $419.0M

•	Full Year EPS increase of 36% to $2.86 per diluted share

•	2009 year-ending cash & short term investments of $200.1M

TROY, Mich. – February 11, 2010 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the fourth quarter and full year, ended December 31, 2009.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 12 percent to $117.8 million, compared to $104.7 million in the prior-year period, and also increased 12 percent sequentially from $104.7 million in the third quarter of 2009. Sequential revenue improvement was driven by broad-based growth across verticals and service offerings, and by approximately $6 million of short-term discretionary project work. During the fourth quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 17 percent, e-Business contributing five percent and TeamSourcing at three percent.

The Company’s gross margin improved to 50.2 percent in the fourth quarter, compared to 48.3 percent in the prior-year period and 49.3 percent in the third quarter of 2009. Selling, General and Administrative (SG&A) expenses were 17.0 percent in the fourth quarter, compared to 19.4 percent in the prior-year period and 18.1 percent in the previous quarter. Syntel’s income from operations expanded to 33.2 percent in the fourth quarter as compared to 28.9 percent in the prior-year period and 31.2 percent in the third quarter of 2009.

Sequentially, operating margins during the quarter were favorably impacted by short duration development projects and associated operating cost leverage. This favorability was partially offset by lower utilization and a 3.6% appreciation in the Indian Rupee.

Net income for the fourth quarter was $35.8 million or $0.86 per diluted share, compared to $26.7 million or $0.64 per diluted share in the prior-year period and net income of $30.3 million or $0.73 per diluted share in the third quarter of 2009.

Full Year 2009 Financial Highlights

Revenue for 2009 increased two percent to $419.0 million, from $410.4 million in 2008. The Company’s operating margins in 2009 expanded to 29.9 percent, compared to 24.0 percent in 2008. Net income for the year was $118.5 million, or $2.86 per diluted share compared to $86.7 million or $2.10 per diluted share in 2008. Net income rose 36.7 percent for the full year and associated earnings per share rose 36.2 percent.

During 2009, Syntel spent $25.5 million in CAPEX largely in support of campus infrastructure, paid $10.0 million in dividends ($0.24 per share), and finished the year with cash and short-term investments of $200.1 million. The Company added 22 new clients during the year and ended 2009 with 12,567 employees globally.

Operational Highlights

“Our fourth quarter financials were indicative of an improving market for offshore services,” said Syntel Chairman Bharat Desai. “Syntel’s sequential revenue growth was strong during the quarter, and benefited from short-duration development projects. The rapid revenue expansion also helped improve the Company’s margins and EPS.”

“Given the economic climate we faced heading into 2009, Syntel is extremely pleased with our operational and financial performance during the year. Despite the challenges of a difficult business environment, the Company was able to post record revenues, margins, earnings per share and cash in 2009.”

“As we look forward into 2010, we are optimistic that demand for offshore services will continue to progress,” said Desai. “We anticipate that our clients’ budgets will remain relatively flat in 2010, however we believe that a larger share of their spending will be allocated to offshore partners. Currently, our clients remain comfortable moving forward with cost reduction initiatives and are increasingly willing to discuss strategic technology and process-related investments.

“While we expect the demand environment to improve in 2010, margin pressures will increase. Wage inflation, appreciation in the Indian rupee, and the possible outcomes from a large contract negotiation could all create margin headwinds this year. Syntel will continue to take a long-term view of our business and focus on driving sustainable value for all of our key stakeholders.”

2010 Guidance

Based on current visibility levels and an exchange rate assumption of 46.0 rupees to the dollar, the Company is providing 2010 guidance of $430 to $460 million in revenue, and EPS in the range of $2.15 to $2.45. Syntel’s guidance assumes a range of discounts related to its KPO joint venture which would impact both revenue and margins in 2010. Guidance does not assume that the client will exercise its option to purchase the joint venture, nor does it assume that the contract will continue with the same pricing, terms and conditions and without economic impact to Syntel.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 837-3915. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 18, 2010 by dialing (800) 642-1687 and entering “54740625”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of December 31, 2009, Syntel employed more than 12,500 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2009	2008	2009	2008

Net revenues	$117,772	$104,729	$419,006	$410,426
Cost of revenues	58,658	54,187	215,154	231,729

Gross profit	59,114	50,542	203,852	178,697
Selling, general and administrative expenses	19,968	20,301	78,463	80,347

Income from operations	39,146	30,241	125,389	98,350

Other income, principally interest, net	3,222	1,313	10,059	2,031

Income before provision for income taxes	42,368	31,554	135,448	100,381

Income tax expense	6,587	4,868	16,953	13,700

Net income	$35,781	$26,686	$118,495	$86,681

Dividend per share	$0.06	$0.56	$0.24	$0.74

EARNINGS PER SHARE:
Basic	$0.86	$0.65	$2.86	$2.10
Diluted	$0.86	$0.64	$2.86	$2.10

Weighted average common shares outstanding:

Basic	41,463	41,347	41,407	41,233

Diluted	41,542	41,398	41,491	41,340

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December, 31 2009	December, 31 2008
ASSETS

Current assets:
Cash and cash equivalents	$87,822	$65,031
Short term investments	112,243	67,293
Accounts receivable, net of allowance for doubtful accounts of $3,000 and $440 at December 31, 2009 and December 31, 2008, respectively	48,523	48,558
Revenue earned in excess of billings	5,809	6,506
Deferred income taxes and other current assets	23,739	20,099

Total current assets	278,136	207,487

Property and equipment	143,911	114,163
Less accumulated depreciation and amortization	54,271	40,385

Property and equipment, net	89,640	73,778

Goodwill	906	906

Non current Term Deposits with Banks	23,337	72

Deferred income taxes and other non current assets	20,603	13,328

	$412,622	$295,571

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$26,240	$23,942
Income taxes payable	777	8,630
Accounts payable and other current liabilities	21,139	25,420
Deferred revenue	5,888	5,116

Total current liabilities	54,044	63,108

Other non current liabilities	8,540	5,633

Total liabilities	62,584	68,741

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	350,038	226,830

Total liabilities and shareholders’ equity	$412,622	$295,571